Exhibit 19(a)(5)(ii)

Ernst & Young LLP 1 Manhattan West New York, NY 10001	Tel: +1 212 773 3000 www.ey.com

September 28, 2026

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 19(a)(5)(i) to Form N-CSR dated September 28, 2026, of Puerto Rico Residents Tax Free Fund, Inc. and are in agreement with the statements contained in the first four paragraphs under the heading “Changes in the Registrant’s Independent Public Registered Accounting Firm” on page 66 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

New York, New York